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                                                                   EXHIBIT 99.02

                              CERIDIAN CORPORATION
                           SAVINGS AND INVESTMENT PLAN

                         FIRST DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan (the "Plan"), as restated effective generally as of January 1, 2001, the undersigned hereby amends the Plan in the manner set forth below.

1.       Section 3.1(b)(iv) of the Plan is deleted in its entirety.

2.       Section 3.2(a) of the Plan is amended to read as follows:

         (a)      Subject to Subsection (d) and the limitations described in
                  Article 9, the Participating Employer of an eligible Active Participant will make a Basic Matching Contribution on behalf of the Active Participant for a Plan Year in an amount equal to

                  (i) 100 percent of the amount of the Active Participant's 401(k) Contributions for the Plan Year up to three percent of the Participant's Eligible Earnings, and

                  (ii) 50 percent of the amount of the Active Participant's 401(k) Contributions for the Plan Year that exceeds three percent of the Active Participant's Eligible Earnings for the Plan Year and that does not exceed five percent of the Active Participant's Eligible Earnings for the Plan Year. It is intended that such Matching Contributions will be used by the Participating Employer to satisfy the safe harbor provisions of Code sections 401(k)(12) and 401(m)(11).

3.       Section 3.2(b) of the Plan is amended to read as follows:

         (b)      Subject to Subsection (d) and the limitations described in
                  Article 9, the Participating Employer of an eligible Active Participant will make a Performance-Based Matching Contribution on behalf of the Participant in an amount, if any, equal to a specified percentage of that portion of the Participant's 401(k) Contributions for the Plan Year which does not exceed four percent of the Participant's Eligible Earnings for the Plan Year, such percentage to be specified by the Company. To be eligible to share in a Performance-Based Matching Contribution for a given Plan Year, an Active Participant must have either been:

                  (i) Actively employed with an Affiliated Organization on the last day of the Plan Year; or

                  (ii) On a leave of absence on the last day of the Plan Year due to


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                           (1)      military or jury service which is required
                                    by applicable law to be treated as an
                                    authorized leave, or any other absence
                                    required by applicable law or contractual undertaking to be treated as an authorized leave,

                           (2) a leave of absence authorized for medical reasons, public service, social service or educational purposes, which is granted under rules applied uniformly to all Employees,

                           (3) any other leave of absence authorized by an Affiliated Organization, which is granted under rules applied uniformly to all Employees or

                           (4) a layoff, but only to the extent it does not exceed six months' duration.

4.       Section 6.1(c)(iii) of the Plan is amended to read as follows:

         (iii) All 401(k) Contributions and all elective deferrals and after-tax employee contributions by or on behalf of the Participant under any other qualified or nonqualified plan of deferred compensation maintained by any Affiliated Organization are suspended for a period of 6 months following the date of the withdrawal; provided that if any 401(k) Contributions, elective deferrals, after-tax employee contributions by or on behalf of the Participant under any other qualified or nonqualified plan of deferred compensation maintained by any Affiliated Organization were suspended as a result of a hardship withdrawal during the 2001 calendar year, such suspension will end as of the later of (1) January 1, 2002 or (2) six months after the date such withdrawal was made.

5.       Section 6.1(c)(iv) of the Plan is deleted in its entirety.

6. Section 7.1(d) of the Plan is amended by adding the following language at the end:

         Notwithstanding the above, a Participant who completes an Hour of Service with an affiliated Organization on or after December 31, 2001 will be fully vested in his or her Performance-Based Matching Account.

7.       Section 9.1(a) of the Plan is amended to read as follows:

         (a) The aggregate amount of 401(k) Contributions and other "elective deferrals" (within the meaning of Code section 402(g)(3)) under any other qualified plan maintained by an Affiliated Organization with respect to a Participant for any taxable year of the Participant may not exceed the limitation in effect for the taxable year under Code section 402(g). If the limitation is exceeded for any taxable year of the Participant, the portion of the excess specified by the Company, increased by Fund earnings or decreased by Fund losses attributable to the excess as determined in accordance with Section 9.5, will be distributed to the Participant.



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8.       The first sentence of Section 9.2(a) of the Plan is amended to read as follows:

         For each Plan Year that the designed-based safe harbor alternative described in Code section 401(k)(12) has not been satisfied, the Plan must satisfy the requirements of Code section 401(k)(3).

9. The first sentence of Section 9.3(a) of the Plan is amended to read as follows:

         For each Plan Year that the designed-based safe harbor alternative described in Code section 401(m)(11) has not been satisfied, the Plan must satisfy the requirements of Code section 401(m)(2).

The items set forth in articles 1-5 and 7-9 above are effective as of January 1, 2002. The item set forth at item 6 above is effective as of December 31, 2001.


IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 11th day of December, 2001.

                                                CERIDIAN CORPORATION


Attest:  /s/ William E. McDonald                By /s/ Shirley J. Hughes
         -----------------------------             -------------------------
             Deputy Secretary                      Senior Vice President